Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

FIRST PATIENT ENROLLED IN RAPID MI-ICE STUDY EMPLOYING INNERCOOL’S

ENDOVASCULAR TEMPERATURE MODULATION THERAPY FOR HEART ATTACK

SAN DIEGO, CA – March 22, 2007 – Cardium Therapeutics (OTCBB: CDTP) and its subsidiary InnerCool Therapies announced today the enrollment of the first patient in the RAPID MI-ICE study at Lund University Hospital in Sweden. The purpose of the study is to assess the safety and potential medical utility of early and rapid cooling of patients with myocardial infarction (MI or heart attack). Previous clinical data suggest early and rapid cooling with InnerCool’s endovascular catheter-based temperature modulation system immediately prior to reperfusion during angioplasty and stent procedures holds great promise for heart attack patients as a potential means of reducing cardiac tissue injury following reperfusion.

The RAPID MI-ICE (Rapid Intravascular Cooling in Myocardial Infarction as Adjunctive to Percutaneous Coronary Intervention) study is expected to enroll approximately 20 patients who present within six hours of their heart attack and require angioplasty and stent procedures in order to restore blood flow to the heart. Eligible patients will be randomized to one of two treatment protocols, and the effects on heart tissue damage will be compared. Patients randomized to the cooling arm (hypothermia) will receive an iced saline infusion in addition to the use of the InnerCool Accutrol™ endovascular catheter, which contains an integrated temperature sensor that accurately measures the patient’s core body temperature. Patients assigned to the normothermia arm will receive routine standard of care without induced hypothermia. The trial will employ cardiac magnetic resonance imaging (MRI) to provide an assessment of the damage to the heart, as measured by infarct size, within days of the heart attack. Additional details of the study can be found at www.clinicaltrials.gov.

Researchers from the Interventional Cardiology Center at Lund University Hospital recently presented their pre-clinical results at the Transcatheter Cardiovascular Therapeutics (TCT) 2006 Annual Meeting in Washington, D.C. In a porcine heart attack model, the investigators evaluated rapid cooling, induced by a combination of cold saline infusion along with InnerCool’s catheter-based system, prior to or coincident with angioplasty and stent procedures. The data showed that cooling prior to reperfusion reduced overall infarct size (a measure of tissue damage) by 40% compared to the control group. In addition, a meta-analysis that included data from the Intravascular Cooling Adjunctive to Percutaneous

Coronary Intervention (ICE-IT) study, a 228-patient study, suggested that a 20% to 40% reduction of infarct size is possible when patients are cooled early and rapidly with an endovascular temperature modulation system as an adjunct to angioplasty and stent procedures.

“Preclinical and preliminary clinical data suggest that endovascular temperature modulation therapy may have the potential to enable interventional cardiologists to dramatically reduce heart tissue damage following a heart attack,” stated David Erlinge, M.D., Ph.D. of the Lund University Cardiology Center.

“We are pleased to be working with cardiologists from the world-renowned Lund University Hospital to explore a potential new application for InnerCool’s endovascular temperature modulation therapy,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and InnerCool Therapies. “We believe the InnerCool Accutrol endovascular catheter is best-in-class. It has the power to provide for rapid cooling and, with the unique integrated temperature sensor, it accurately measures the patient’s core body temperature. This integrated combination of features is essential to handle the performance requirements of the RAPID MI-ICE study. Our progressive temperature modulation approach represents an important therapeutic paradigm for InnerCool moving forward, and we are excited about the upcoming launch of InnerCool’s new external temperature modulation system, which will provide a complementary tool for use in less-acute patients.”

Temperature Modulation Therapy for Ischemic Injury

Numerous scientific and medical articles have described the usefulness of temperature modulation, such as induced hypothermia (cooling), which is designed to protect endangered cells, prevent tissue death and preserve organ function following acute events associated with severe oxygen deprivation such as stroke or cardiac arrest. Therapeutic hypothermia is believed to work by protecting critical tissues and organs (such as the brain, heart and kidneys) following ischemic or inflammatory events, by lowering metabolism and preserving cellular energy stores, thereby potentially stabilizing cellular structure and preventing or reducing injuries at the cellular, tissue and organ level. Two international clinical trials on hypothermia after cardiac arrest published in The New England Journal of Medicine demonstrated that induced hypothermia reduced mortality and improved long-term neurological function in patients who survive the arrest and are in sinus rhythm at the time of admission to the emergency room. Based on these and other results, the American Heart Association (AHA) and the International Liaison Committee on Resuscitation (ILCOR) have issued guidelines recommending that cardiac arrest victims be treated with induced hypothermia.

About InnerCool

InnerCool’s endovascular approach to temperature modulation is based on a single-use flexible metallic catheter and a fully-integrated cooling system, which allows for rapid and controlled cooling and re-warming. InnerCool’s Celsius Control System integrates a number of desirable features including a slim catheter profile, a highly efficient flexible metallic heat transfer element, a built-in temperature monitoring sensor, and a programmable console capable of rapidly and controllably inducing, maintaining and reversing therapeutic cooling. InnerCool’s endovascular catheter-based Celsius Control

System has received FDA 510(k) clearance for use in inducing, maintaining and reversing mild hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care. The system has also received FDA clearance for use in cardiac patients in order to achieve or maintain normal body temperatures during surgery and in recovery / intensive care, and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage. Potential additional applications of the technology include endovascular cooling for cardiac arrest, acute ischemic stroke and myocardial infarction (heart attack).

Last month InnerCool announced plans to launch two next-generation medical device systems designed to provide innovative and comprehensive solutions for patient temperature modulation. InnerCool’s new internal temperature modulation system, which will include an enhanced console and disposable catheter, is designed to also enable rapid re-warming of patients following surgery or other medical procedures, and for the potential warming of trauma and other appropriate patients. InnerCool’s new external temperature modulation system, which will include a console and disposable pads, will provide a complementary tool for use in less-acute patients and in clinical settings that do not require very rapid cooling or re-warming, or which are best suited to prolonged temperature management.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later-stage product candidate, Generx™. Generx (alferminogene tadenovec), which is advancing to a Phase 3 clinical study, is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its brochure at http://www.cardiumthx.com/flash/pdf/CardiumTHX_Brochure.pdf.

In March 2006, Cardium acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of temperature modulation, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

In August 2006, Cardium acquired the technologies and products of the Tissue Repair Company (TRC), a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-B (PDGF-B). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic hypothermia devices, risks and uncertainties that are inherent in the conduct of human clinical trials, including the cost, timing and results of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™ and Accutrol™

are trademarks of InnerCool Therapies, Inc.